Exhibit 10.5(b)

January 20, 2015

Jonathan Z. Cohen
Resource America, Inc.
1 Crescent Drive, Suite 203
Navy Yard
Pennsylvania, PA 19112

Dear Jonathan:

Several employment agreements of Resource America, Inc. (“Company”) officers provide for payments upon the executive’s death. In order to control and manage its contingent liabilities and reduce costs, the Company has decided that it is currently in the best interests of the Company to arrange for the purchase of life insurance policies on the officers’ lives, instead of self-funding death benefits.

Pursuant to the amended and restated employment agreement dated as of December 29, 2008 (the “Agreement”) between you and the Company, in the event of termination of your employment with the Company by reason of your death, the Company is obligated to pay to your estate an amount equal to three times your Average Compensation as defined in the Agreement.  As of December 31, 2013, that death benefit was estimated by the Company to be $10,099,966.

In order to implement the death benefit under the Agreement, the Company is arranging the purchase of a $10 million life insurance policy (the “Policy”), which will be owned by you or through a trust for the benefit of your heirs. The Company intends to pay the premiums on the Policy during the term of your employment with the Company. If it does so, then you will be required to waive, on behalf of your estate, heirs and assigns, the death benefit under the Agreement.

Accordingly, by signing this letter, you agree to irrevocably waive, on behalf of yourself and your estate, heirs and assigns, any and all right to receive the death benefit under the Agreement, if, and so long as, the Company pays the premiums on the Policy.  You (or a trust for the benefit of your heirs) will be the owner of the Policy and upon termination of your employment with the Company or if the Company ceases to make payment on the Policy, you (or such trust) will bear all subsequent responsibility for payment of the premiums, if you choose to maintain the Policy.  You confirm that you further understand and agree that the Company will report the amounts paid for premiums it pays on the Policy as income to you on Form W-2.

This letter is not an amendment to the Agreement, but rather a waiver of rights thereunder conditioned upon certain actions by the Company.

RESOURCE AMERICA, INC.

By /s/ Jeffrey F. Brotman
Name: Jeffrey F. Brotman
Title: Executive Vice President

AGREED AND ACCEPTED:

/s/ Jonathan Z. Cohen
Jonathan Z. Cohen

Date: 1/20/15